UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The Kroger Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was distributed to employees of The Kroger Co. on March 29, 2022

Subject: Our Statement Regarding Two Director Candidate Nominations

As you may know, shareholders and other stakeholders are increasingly engaging publicly with Boards of Directors and management teams on a range of matters, including those related to environmental, social and governance (ESG). Earlier today we issued a press release announcing that Carl Icahn has submitted an intent to nominate two candidates to our Board of Directors in connection with his views on animal welfare and the use of gestation crates in pork production. Of note, we heard from Mr. Icahn for the first time on Friday, March 25, 2022, only days before he submitted his intent to nominate two director candidates.

At Kroger, we value and welcome open engagement and communicate with shareholders and other stakeholders on ESG topics. Responsible sourcing throughout our supply chain is embedded in how we operate, and we are committed to helping protect the welfare of animals in our supply chain. Kroger has an established Responsible Sourcing Framework to clearly define our policies, requirements and practices, including our Animal Welfare Policy, which articulates our expectation that all suppliers will have transitioned away from gestation crates by 2025.

Our Board and its committees have direct oversight of key ESG topics, including animal welfare. The Public Responsibilities Committee oversees and regularly discusses the topic of animal welfare, given our commitment to source gestation crate-free pork and the need to provide affordable, fresh food to our customers.

To share more about our responsible sourcing practices:

•	Our Animal Welfare strategy and implementation is overseen by a multi-disciplinary internal Animal Welfare Management Committee with representation from our Corporate Food Technology, Ethics and Compliance, Meat, Dairy and Egg Sourcing, and ESG teams.

•	We regularly engage with key animal welfare groups, including the Humane Society of the United States.

•	In early 2021, Kroger joined the Global Coalition for Animal Welfare (GCAW), the world’s first industry-led collaboration aimed at advancing animal welfare standards throughout the global food supply chain.

•	We work closely with our key suppliers to understand animal welfare topics and make progress together toward our commitments. We also engage and solicit feedback from internal and third-party animal welfare subject matter experts, advocacy groups, and customers to support our goals.

We have a dedicated team focused on this matter, and our Board will review the proposed nominees in accordance with its governance policies and practices. Importantly, it remains business as usual at Kroger. Each of you plays a key role in serving our customers and providing fresh, affordable food for America.

This news will likely generate media attention and our media relations team will manage our company’s response. Accordingly, if you receive any calls from the media or other outside parties, please refer them to Kristal Howard and please direct any investor inquiries to Rob Quast.

Thank you for all you do for our customers, communities and each other. I am incredibly proud of the way our nearly half a million associates across the country have continued to live our purpose: To Feed the Human Spirit and our brand promise: Fresh for Everyone. Your commitment has generated strong results and enabled us to advance positive impacts for our shareholders, customers, communities and each other. Let’s keep up the great momentum.

Rodney McMullen

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A and WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2022 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2022 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2022 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.kroger.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2022 Annual Meeting of Shareholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the Company’s 2022 annual meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, will be set forth in the Company’s definitive proxy statement for the 2022 annual meeting of shareholders and the other relevant documents to be filed with the SEC.